Exhibit 10.28

Employment Agreement

This Agreement is effective 06/18/2018 (“Effective Date”) by and between GWG Holdings, Inc., a Delaware corporation (“Employer”), and Taylor Fay, an individual (hereinafter called “Employee”).

Whereas Employer is desirous of employing Employee as its Product Management Administrator, and whereas, Employee is desirous of accepting this position with Employer.

Now, therefore, in consideration of the mutual promises stated in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	Duties.

●	Productize epigenetic and insurance solutions that efficiently and profitably create value for customers and partners

o	Create reports, memoranda and presentations that summarize the findings of LEGX technology as compared to traditional methods of underwriting that highlight the relative protective value of methods and the relative costs/benefits of usage.

o	Create reports, memoranda and presentations that support the value proposition of LEGX’s testing technology integrating into AMFAM’s life insurance underwriting models used to assess, select and price base morality risk inside various life insurance products.

●	Coordinate analysis, resources, and support with reinsurance underwriting and pricing teams to further support the adoption of LEGX’s testing technology as the new “gold standard” in life insurance underwriting.

●	Build a roadmap grounded in our vision

●	Partner with sales and account management to:

o	Drive the technical sale by understanding what we have or can get that will bring value to carriers and partners.

o	Gain insight into our prospects and greater industry pain points and needs.

●	Partner with technology to:

o	Develop a solution that scales so we can quickly implement new carriers and in new markets

o	Develop insightful data that compare LEGX technology to traditional life insurance underwriting, specifically (i) comparing M-Panel all-cause Mortality Test to traditional all-cause mortality underwriting classifications; (ii) comparing M-Panel Smoking Test to traditional cotinine test and risk classifications; and (iii) comparing M-Panel Alcohol to traditional underwriting results and risk classifications.

o	Propose testing or research necessary to confirm LEGX’s testing technology for smoking and alcohol against AMFAM’s underwriting and current methods of testing and collection.

2.	Salary. Employer shall pay Employee an annual salary of $130,000.00, payable periodically in accordance with Employer’s normal compensation schedules. Employee’s salary shall be reviewed by the Board of Directors from time-to-time as appropriate.

3.	Incentive Compensation. Employee will be eligible for an annual discretionary incentive compensation bonus, in the form of cash and stock options of Employer in addition to Salary based upon the performance of Employee. Employee’s incentive compensation shall be discretionary and in the 25% bonus tier, effective as of the date hereof, or as otherwise determined by the CFO as appropriate. Incentive compensation, if any, is paid twice yearly, for the prior two quarters of Employer and Employee performance.

4.	Deductions. Employer shall deduct from compensation payable to Employee such amounts as is required by law to deduct, including but not limited to federal and state withholding taxes, social security taxes and state disability insurance, and any other amounts as may be required pursuant to Employer’s benefit program of which Employee is a participant.

5.	Expenses. Employer shall reimburse the Employee for all appropriate and reasonable business expenses incurred by the Employee in performing Employee’s duties. Such expenses shall include all legal expenses of Employee for any liability or alleged liability related to Employer incurred during the scope of employment with Employer.

6.	Paid Time Off. Employee will be eligible for three weeks paid time off annually, prorated from the Effective Date. Paid time off may be used for vacation, illness, personal days, or other reasons. Refer to the Company Handbook for a detailed explanation. Employee shall also be entitled to paid holidays. You may begin using PTO after you have completed 60 days of employment.

7.	Health Benefits. Employer offers health insurance options to both Employee and his dependents under its comprehensive benefits program.

8.	Flexible Spending Account Benefits. Employee will be eligible for enrollment in the Company Flexible Spending Account (FSA) in accordance with terms of the FSA.

9.	Retirement Benefits. Employee will be eligible for enrollment in Employer’s 401K/Roth 401K. Currently, Employer retirement plans do not include any Employer match or discretionary contributions.

10.	Notices. Any notice required or provided to be given under this Agreement shall be sufficient if in writing, sent by first class mail, to Employee’s residence in the case of notice to Employee or to its principal office in the case of Employer.

11.	Consent to Background Check. Employee acknowledges Employer is engaged in the financial services business and therefore must check the background information on all employees and contractors.

12.	Company Policy. Employee acknowledges and agrees to adhere to by signing the Employee Confidentiality Agreement, Privacy Policy, and Acknowledgement of Receipt and Understanding of the Employee Handbook. Employee acknowledges that Employer reserves the right to modify or amend its policies at any time to protect confidential information of customers, the business, and vendors.

13.	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, and any action brought to enforce any provision of this Agreement or to commence any other action in connection therewith shall have its venue in Hennepin County of Minnesota.

15.	Anti-Solicitation. Within eighteen (18) months after voluntary or involuntary employment termination, Employee shall not, within the Territories, directly or indirectly solicit, divert, service, accept or otherwise attempt to convert policies or other business provided by Employer from or with respect to (i) customers of Employer who were serviced by the Employee during employment or with whom Employee has had direct contact during employment; or (ii) customers of Employer’s affiliates who were serviced by Employee during employment.

16.	Non-Compete. Except as specifically authorized by Employer in writing, Employee warrants, covenants and represents to Employer that during the term of this Agreement and for a period of one year after termination, he shall not use any of Employer’s confidential information, directly or indirectly, to Employee’s own benefit or for the benefit of any affiliate, subsidiary, employer or related party of Employee, or any other third party. Further, except as specifically authorized by Employer in writing, Employee specifically covenants, warrants and represents to Employer, its successors and/or assigns, that Employee will not for a period of one year after termination, directly or indirectly, compete with Employer, it successors or assigns in its business wherever located. This Section 16 shall survive termination of this Agreement.

17.	Stock Options. You will receive a grant to purchase 1,000 shares of the Company’s common stock at market value on the date the Employment Agreement is executed - such option grant will vest over three years beginning on the date of the execution of the Employment Agreement.

18.	Blue Pencil. Should any court of tribunal declare the foregoing covenants to be unreasonable or void for any reason, the duration or scope of the covenant shall be modified to such duration and scope as to not be unreasonable, arbitrary or against public policy, and to be the maximum restrictions allowed under Minnesota law. Employee acknowledges and agrees that the covenants in Sections 19 and 20 are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants in Sections 19 and 20, or any part thereof, is invalid or unenforceable, the reminder of the covenants shall not thereby be affected and shall be give full effect, without regard to the invalid portions. Further, if any court determines that any of the covenants of Sections 19 and 20, or any parts thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

19.	Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

20.	Modification. This Agreement shall be modified only by writing, executed by both Employee and Employer.

Signature Page to Follow

In witness of this, the parties have executed this Employment Agreement as of the day and year first above written.

GWG Holdings, Inc.		Taylor Fay

By:	/s/ William B. Acheson	By:	/s/ Taylor Fay
Name:	William B. Acheson
Title:	CFO

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